EXHIBIT 12.(a)(1)
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                       CAPITAL MANAGEMENT INVESTMENT TRUST

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                          PRINCIPAL FINANCIAL OFFICERS

I.   Covered Officers/Purpose of the Code

     This code of ethics (this "Code") for Capital Management Investment Trust (the "Trust") applies to the Trust's Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer(s) (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;

     o    compliance   with   applicable   laws  and   governmental   rules  and
          regulations;

     o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o    accountability for adherence to the Code.


II. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

     Overview. A "conflict of interest" occurs when a Covered Officer's private interest in any material respect interferes with the interests of, or his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trust.

     Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property, other than shares of beneficial interest of the Trust) with the Trust because of their status as "affiliated persons" of the Trust. The Trust's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

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     Although  typically not  presenting an  opportunity  for improper  personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and the investment adviser/administrator of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the adviser/administrator, or for both), be involved in establishing policies and implementing decisions that may have different effects on the adviser/administrator and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the adviser/administrator and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Trust's Board of Trustees ("Board") that the Covered Officers may also be officers or employees of one or more investment companies covered by other codes.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

     Each Covered Officer must:

     o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

     o not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer to the detriment of the Trust;

     o not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

     o report at least annually any affiliations or other relationships related to conflicts of interest that the Trust's Trustees and Officers Questionnaire covers.

     There are some conflict of interest situations that should always be discussed with the Audit Committee of the Trust ("Audit Committee") if such situations might have a material adverse effect on the Trust. Examples of these include:

     o    service as a director/trustee on the board of any public company;

     o the receipt of non-nominal gifts (currently gifts in excess of $200.00);

     o the receipt of entertainment from any company with which the Trust has current or prospective business dealings, including investments in

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          such  companies,   unless  such  entertainment  is   business-related,
          reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety;

     o any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

     o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.


III. Disclosure and Compliance

     o each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Trust;

     o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust's trustees and auditors, and to governmental regulators and self-regulatory organizations;

     o each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trust (including, as appropriate, the Trust's Disclosure Control Committee) and the adviser/administrator with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

     o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.


IV.  Reporting and Accountability

     Each Covered Officer must:

     o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

     o annually thereafter affirm to the Board that he has complied with the requirements of the Code;

     o not retaliate against any other Covered Officer or any employee of the Trust or their affiliated persons for reports of potential violations that are made in good faith; and

     o notify the Chairman of the Audit Committee for the Trust promptly if he/she knows of any material violation of this Code.

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The Audit Committee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. In addition, any approvals or waivers sought by a Covered Officer will be considered by the Audit Committee.

     The Trust will follow the following procedures in investigating and enforcing this Code:

     o the compliance officer of the investment adviser to the Trust, Capital Management Associates, Inc. (or such other Trust officer or other investigator as the Audit Committee may from time to time designate) (the "Investigator"), shall take appropriate action to investigate any potential violations reported to him;

     o if, after such investigation, the Investigator believes that no violation has occurred, the Investigator is not required to take any further action;

     o any matter that the Investigator believes is a violation will be reported to the Audit Committee;

     o if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser/administrator or its board; or a recommendation to dismiss the Covered Officer;

     o the Audit Committee will be responsible for granting waivers, as appropriate; and

     o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

Any potential violation of this Code by the Investigator shall be reported to the Chairman of the Audit Committee and the Audit Committee shall appoint an alternate Trust officer or other investigator to investigate the matter.

V.   Other Policies and Procedures

     This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, the Trust's adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trust's and its investment adviser's and principal underwriter's codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

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VI.  Amendments

     Any material amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent trustees.

VII. Confidentiality

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or regulation or this Code, such matters shall not be disclosed to anyone other than the Board and the Audit Committee.

VIII. Internal Use

     The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.




Date: November 17, 2003








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                                    Exhibit A


                     Persons Covered by this Code of Ethics
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            Joseph A. Zock, President and Principal Executive Officer
          Sarah M. Hunt, Vice President and Principal Financial Officer


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